Exhibit 10.19
RALCORP HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

FOR KEY EMPLOYEES

(Amended and Restated Effective January 1, 2005)

RALCORP HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

FOR KEY EMPLOYEES

(Amended and Restated Effective as of January 1, 2005)

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RALCORP HOLDINGS, INC.

DEFERRED COMPENSATION PLAN

FOR KEY EMPLOYEES

(Amended and Restated Effective as of January 1, 2005)

PREAMBLE

Ralcorp Holdings, Inc. (“Old Ralcorp”) maintained the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees (the “Old Ralcorp Plan”). The Company was incorporated on October 23, 1996 under the name “New Ralcorp Holdings, Inc.” as a wholly-owned subsidiary of Old Ralcorp. Following an internal restructuring on January 31, 1997, Old Ralcorp spun off the Company and the Company changed its name to “Ralcorp Holdings, Inc.” The Company adopted the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees effective January 31, 1997.

As of January 31, 1997, account balances of the Company’s Employees under the Old Ralcorp Plan were converted into account balances under this Plan upon terms and conditions approved by the Committee, and the Company became responsible under this Plan for the payment of all liabilities and obligations for benefits unpaid with respect to all such transferred accounts.

The Company hereby amends and restates the Plan generally effective as of January 1, 2005. The Plan as set out herein is intended to be an unfunded retirement plan for a select group of management or highly compensated employees which, for deferrals after December 31, 2004, meets the requirements of Section 409A of the Code. This amendment and restatement is intended not to be a material modification of the Plan with respect to deferrals prior to January 1, 2005.

The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing a supplemental retirement program to attract, retain and motivate selected employees who make important contributions to the success of the Company.

ARTICLE I

DEFINITIONS

As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

1.1  “Account” means the bookkeeping account established for each Participant to reflect amounts credited to such Participant under the Plan, including any subaccount(s) established by the Committee to record different types of credits. A separate bookkeeping account will be maintained with respect to deferrals attributable to periods ending on or before December 31, 2004 and related hypothetical investment earnings.

1.2  “Acquiring Person” means any person or group of Affiliates or Associates who is or becomes the beneficial owner, directly or indirectly, of 20% or more of the outstanding Stock.

1.3  “Affiliate” or “Associate”  shall have the meanings set forth as of March 1, 1994 in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

1.4  “Allocation Date”  means each day the New York Stock Exchange is open for business.

1.5  “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.

1.6  “Board”  means the Board of Directors of the Company.

1.7  “Bonus Deferral Election” means an agreement between a Participant and the Company under which the Participant agrees to a deferral of his bonus in accordance with Section 3.1 as follows:

(a) a specified percentage (from 1% to 100%) of a Participant’s bonus;

(b) all of a Participant’s bonus up to a specified dollar amount; or

(c) all of a Participant’s bonus in excess of a specified dollar amount.

1.8  “Change in Control”  means the time when (i) any person, either individually or together with such person’s Affiliates or Associates, shall become the beneficial owner, directly or indirectly, of at least 50% of the outstanding Stock and there shall have been a public announcement of such occurrence by the Company or such person or (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of Ralcorp Holdings, Inc.; provided, however, that in the case of either clause (i) or clause (ii), a Change in Control shall not be deemed to have occurred if the event shall have been approved prior to the occurrence thereof by a majority of the Continuing Directors who shall then be members of such Board of Directors. Notwithstanding anything to the contrary, an event shall not be a Change in Control if it is not a change in control as that term is used in Section 409A of the Code.

1.9  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.10  “Committee” means the Corporate Governance and Compensation Committee of the Board.

1.11  “Company” means Ralcorp Holdings, Inc., a Missouri corporation, and any successor thereto.

1.12  “Company Matching Contributions” means the Company contributions described in Section 3.5.

1.13  “Continuing Director”  means any member of the Board of Directors of Ralcorp Holdings, Inc., while such person is a member of such Board, who is not an Affiliate or Associate of an Acquiring Person or of any such Acquiring Person’s Affiliate or Associate and was a member of such Board prior to the time when such Acquiring Person became an Acquiring Person, and any successor of a Continuing Director, while such successor is a member of such Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative or nominee of an Acquiring Person or of any Affiliate or Associate of such Acquiring Person and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

1.14  “Eligible Employee”  means an employee of the Company, or except as provided below an employee of a subsidiary of the Company, who is a member of a select group of management or highly compensated employees and who is eligible to receive a bonus from the Company or from a subsidiary of the Company. An employee of a subsidiary of the Company that became a subsidiary of the Company on or after January 1, 2003 shall not be an Eligible Employee unless a Chief Executive Officer has extended this Plan to such subsidiary.

1.15  “Executive Savings Investment Plan”  means the Ralcorp Holdings, Inc. Executive Savings Investment Plan.

1.16  “Fund” means one or more of the measurement investment funds available under the Plan for purposes of crediting or debiting hypothetical investment gains and losses to the Accounts of Participants. The investment funds available under the Plan shall be identical to the extent possible to those approved by the Employer Benefit Trustees Committee under the SIP. Each Fund shall be subject to all terms, conditions and fees established from time to time by the Fund sponsor.

1.17  “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1.

1.18  “Plan” means the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees, as originally adopted and as from time to time amended including this restatement.

1.19  “Plan Year” means the accounting year of the Plan, which ends on December 31.

1.20  “Retirement”  means an Employee’s separation from service following attainment of age 55.

1.21  “Separation from Service”  means the termination of a Participant’s employment with the Company, and with any other entity that is aggregated with the Company pursuant to Code section 414(b), (c), (m), (n), or (o), for any reason other than death.

1.22  “SIP” means the Ralcorp Holdings, Inc. Savings Investment Plan.

1.23  “Stock” means the Company’s $.01 par value common stock or any such other security outstanding upon the reclassification of the Company’s common stock, including, without limitation, any Stock, split-up, Stock dividend, or other distributions of stock in respect of Stock, or any reverse Stock split-up, or recapitalization of the Company or any merger or consolidation of the Company with any Affiliate, or any other transaction, whether or not with or into or otherwise involving an Acquiring Person.

1.24  “Termination for Cause” means a Participant’s termination of employment with the Company because the Participant willfully engaged in gross misconduct; provided, however, that a “Termination for Cause” shall not include a termination attributable to:

    (a) poor work performance, bad judgment or negligence on the part of the Participant; or

(b) an act or omission reasonably believed by the Participant in good faith to have been in or not opposed to the best interests of his employer and reasonably believed by the Participant to be lawful.

1.25  “Unforeseeable Emergency”  means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Committee will determine the existence of an Unforeseeable Emergency, based on the supporting facts, circumstances, and documentation provided by the Participant.

1.26  Rules of Construction

 (a)  Governing law. The construction and operation of this Plan are governed by the laws of the State of Missouri.

 (b)  Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

 (c)  Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

 (d)  Singular and plural. Unless clearly inappropriate, singular items refer also to the plural and vice versa.

        (e) Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE II

PARTICIPATION IN THE PLAN

2.1  Eligibility. Participation in the Plan shall be limited to Eligible Employees. If the Committee determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, the Participant shall cease to be eligible to make Bonus Deferral Elections, but will continue to participate in the Plan with respect to existing amounts credited to his Account.

2.2  Commencement of Participation. To participate in the Plan, an Eligible Employee shall defer a bonus earned during a Plan Year by making a Bonus Deferral Election with respect to such bonus, in the manner set forth in Section 3.1.

ARTICLE III

ACCOUNTS

3.1  Deferral Election.  Prior to each Plan Year, a Participant may execute a Bonus Deferral Election under which he may elect to defer all or a portion of his annual bonus earned during such Plan Year. A Bonus Deferral Election is irrevocable upon the beginning of the Plan Year to which it applies. Notwithstanding the foregoing, an individual who first becomes an Eligible Employee subsequent to the first day of any Plan Year may make a Bonus Deferral Election, applicable to the period from the Eligible Employee’s initial entry date to the end of the Plan Year, provided the Bonus Deferral Election is made within 30 days of becoming an Eligible Employee and prior to the performance of services by a Participant for the period covered by the election. Each Bonus Deferral Election shall be in a form designated by the Committee.

3.2  Deferral Period. A Participant shall specify on the Bonus Deferral Election which of the following times the bonus shall be paid:

(a) Short-term deferral: in January of the year following the year the bonus would have been paid in the absence of the Bonus Deferral Election.

(b) Deferral until a specified date: the last day of a calendar month that is at least three years after the date the bonus would have been paid in the absence of the Bonus Deferral Election.

(c) Deferral until Separation from Service.

3.3  Account Reflecting Deferred Compensation. The Committee shall establish and maintain a separate Account for each Participant which shall reflect the amount of the Participant’s total contributions under this Plan and all credits or charges under Section 3.4 from time to time. All amounts credited or charged to a Participant’s Account hereunder shall be in a manner and form determined within the sole discretion of the Committee. The amount of a Participant’s bonus deferred by a Bonus Deferral Election shall be credited to the Participant’s Account as soon as administratively practicable.

3.4  Credits or Charges.

(a) Earnings or Losses. As of each Allocation Date during a Plan Year, a Participant’s Account shall be credited or debited with earnings or losses, if any, equal to the earnings, gain or loss on the Funds indicated as preferred by a Participant for the Plan Year or for the portion of such Plan Year in which the Account is deemed to be invested.

(b) Balance of Account. As of each Allocation Date, the amount credited to a Participant’s Account shall be the amount credited to his Account as of the immediately preceding Allocation Date, plus the Participant’s contribution credits since the immediately preceding Allocation Date, minus any amount that is paid to or on behalf of a Participant pursuant to this Plan subsequent to the immediately preceding Allocation Date, plus or minus any hypothetical investment gains or losses determined pursuant to Section 3.4(a) above.

3.5  Company Matching Deferral

(a)  Committee Discretion. The Committee may determine that a Company matching contribution described in this Section 3.5 shall be made with respect to Participant deferrals for any specific fiscal year of the Company. Absent such determination with respect to any such fiscal year deferrals, no Participant shall be entitled to the Company matching contribution described herein. The amount of matching contribution shall be equal to a percentage (as determined by the Committee) of a Participant’s compensation that is deferred pursuant to such Bonus Deferral Election and credited to the Ralcorp Holdings, Inc. Common Stock Fund, up to a maximum percentage of Participant compensation as determined by the Committee. Such Company matching contributions and all earnings thereon are hereinafter referred to as “Company Matching Contributions.” Company Matching Contributions for a Participant shall be credited to the Participant’s Matching Contributions Account at the same time as Bonus Deferral Election amounts are credited pursuant to Section 3.3.

(b)   Vesting.

(i)   Deferrals After December 31, 2000. Vesting for Company Matching Contributions with respect to deferrals made after December 31, 2000 shall be governed by this paragraph:

 (1) A Participant’s Company Matching Contribution shall not vest until the Participant has been employed by the Company for a period of at least five years following the relevant date of crediting with respect to such Company Matching Contribution.

The non-vested portion of a Participant’s Company Matching Contributions shall be forfeited upon a Participant’s Separation from Service; provided, however, if a Participant’s Separation from Service is by reason of Retirement, 20% of a Participant’s otherwise non-vested Company Matching Contributions shall be deemed vested for each full year of the Participant’s employment with the Company following deferral.

 (2) Notwithstanding the above, a Participant’s otherwise vested Company Matching Contributions shall also be forfeited upon a Participant’s Termination for Cause or voluntary Separation from Service prior to attaining age 55, unless, in the case of a voluntary termination, such termination was previously approved by a Chief Executive Officer of the Company. In addition, if at any time prior to the date that is two years after a Participant’s Separation from Service prior to age 55, the Committee determines that the Participant has engaged in competition with the Company or any Affiliate or has engaged in any activity or conduct contrary to the best interests of the Company or an Affiliate, the Participant’s right to his Company Matching Contributions Account shall be forfeited and the Participant shall promptly, upon written demand by the Company, remit to the Company all amounts paid to him or her upon termination. The determination that a Participant is engaging in competition with the Company shall be made by the Committee in its sole and absolute discretion. In exercising its discretion, the Committee shall consider, among other factors, the nature of the competitive activity, the potential harm to the Company which may result from the competitive activity, the Participant’s ability to find non-competitive employment and the Participant’s financial need. Upon request, the Committee shall advise a Participant whether it deems an activity in which the Participant proposes to engage to be a competitive activity.

(3) Notwithstanding the above, however, upon a Change in Control there will be no forfeiting of Company Matching Contributions in the event of a Participant’s engaging in competition with the Company. Notwithstanding anything else contained herein, in the event of a Change in Control, Company Matching Contributions shall vest in their entirety and shall not be subject to forfeiture.

(ii)   Deferrals Prior to January 1, 2001. All then existing Company Matching Contributions were fully vested as of January 1, 2001.

(c)   Investment of Company Matching Contributions. All Company Matching Contributions credited to a Participant shall be deemed to be invested in the Ralcorp Holdings, Inc. Common Stock Fund. Notwithstanding the foregoing, the all Company Matching Contributions as of January 1, 2001 were eligible to be transferred to any Fund during the period from January 1, 2001 through January 1, 2003. Any balance of Company Matching Contributions remaining as of January 1, 2003 shall be restricted to the Ralcorp Holdings, Inc. Common Stock Fund.

(d)   Form of distribution. Any distribution with respect to Company Matching Contributions that remain invested in the Common Stock Fund shall be in Stock, with cash for any fractional shares, unless the Committee in its discretion changes the form of distribution to all cash or any other combination of Stock and cash.

(e)   Change in Control. Upon a Change in Control, all amounts deemed to be invested in the Ralcorp Holdings, Inc. Common Stock Fund shall be immediately converted to the Fund that is a money market fund.

3.6  Investment, Management and Use.  The Company shall have sole control and discretion over the investment, management and use of all amounts credited to a Participant’s Account until such amounts are distributed pursuant to Article V. Notwithstanding any other provision of this Plan or any notice, statement, summary or other communication provided to a Participant that may be interpreted to the contrary, the Funds are to be used for measurement purposes only, and a Participant’s election of any such fund, the determination of credits and debits to his Account based on such funds, the Company’s actual ownership of such funds, and any authority granted under this Plan to a Participant to change the investment of the Company’s assets, if any, may not be considered or construed in any manner as an actual investment of the Account in any such fund or to constitute a funding of this Plan.

3.7  Valuation of Stock. In any situation in which it is necessary to value Stock, the value of the Stock shall be the closing price as reported by the New York Stock Exchange - Composite

Transactions on the date in question, or, if the Stock is not quoted on such composite tape or if the Stock is not listed on such exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Stock is listed, or if the Stock is not listed on any such exchange, the average of the closing bid quotations with respect to a share of the Stock during the ten (10) days immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of the Stock as determined by a majority of the Continuing Directors in good faith.

ARTICLE IV

FUNDS

4.1  Fund Selection.  Except for short-term deferrals described in Section 3.2(a) and Company Matching Contributions described in Section 3.5, the rate at which earnings and losses shall be credited to a Participant’s Account shall be determined in accordance with one or more Funds selected by the Participant; if a Participant does not select a Fund the Fund applicable for that Participant shall be the Fund that is a money market fund. Short-term deferrals shall be credited earnings at the rate of the Fund which is a money market fund. Notwithstanding anything to the contrary, a Participant shall have one election in effect at any given time that applies to Fund selections under both this Plan and the Executive Savings Investment Plan, and the most recent Fund selection under either this Plan or the Executive Savings Investment Plan shall apply to and shall supersede any previous Fund selection under the other plan.

If a Fund elected by a Participant is removed, a Fund selected by the Employee Benefit Trustees Committee under the SIP shall apply in its place until the Participant elects a replacement Fund. For purposes of calculating earnings and losses attributable to a Fund, any amount shall be deemed to be invested in the Fund as of the date determined appropriate by the Committee.

4.2  Exchange.  Subject to any limitations established by the Committee, including the timeliness of a request, a Participant may exchange Funds as of the close of each business day. Notwithstanding anything to the contrary, no exchange may be made between the Ralcorp Holdings, Inc. Common Stock Fund and any other Fund.

ARTICLE V

DISTRIBUTION OF ACCOUNT

5.1  Time of Distribution.

(a)  General. Payment of the amount credited to a Participant’s Account shall be made or commence as soon as administratively practicable following the earlier of the following:

(i)   the date specified in a Bonus Deferral Election;

(ii)  a Change in Control;

(iii) the occurrence of an Unforeseeable Emergency; provided that a withdrawal with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets itself would not cause severe financial hardship); or

(iv) Separation from Service.

(b) Key Employee. Notwithstanding anything to the contrary, if a Participant elected in his Bonus Deferral Election to defer until Separation from Service, and the Participant is a key employee, then payment to such Participant with respect to amounts deferred after December 31, 2004 may not be made or begin prior to the date that is six months after the date of the Participant’s Separation from Service. A key employee for this purpose has the same meaning as in Section 416(i) of the Code without regard to paragraph (5) thereof.

(c) Deferred Time of Payment. In the discretion of the Committee, a Participant may elect to modify the form and time at which payment of his benefit shall be paid, in accordance with the following:

(i)   For deferrals not subject to Section 409A of the Code (i.e., bonuses with respect to services performed prior to January 1, 2005), at any time at least six months prior to the start of the calendar year in which the date of the Participant’s Separation from Service occurs;

(ii)   For deferrals that are subject to Section 409A of the Code:

 (1) any such election must be received by the Committee or its designee no less than twelve (12) months prior to the Participant’s scheduled payment date;

 (2) the election shall not take effect until twelve (12) months after the date on which the new election is made; and

 (3) the payment with respect to which such election is made is deferred for a period of not less than 5 years from the date the payment otherwise would have been made.

The Committee, in its discretion, may limit the number of times a Participant may modify his elected time of payment and establish such other limitations as it deems advisable for the proper administration of the Plan. With respect to deferrals attributable to periods after December 31, 2004, and related hypothetical earnings, the time or schedule of any payment under the Plan may not be accelerated except as permitted pursuant to Section 409A of the Code.

Notwithstanding anything to the contrary, a Participant shall have one election in effect at any given time that applies to distributions under both this Plan and under the Executive Savings Investment Plan, and the most recent distribution election under either this Plan or the Executive Savings Investment Plan shall apply to and shall supersede ay previous distribution elections under the other plan.

5.2  Amount Distributed.  The amount distributed to a Participant shall be determined as of the Allocation Date as of which distribution is made, or as of the most recent Allocation Date preceding the date as of which distribution is made, pursuant to the Committee’s practice for different methods of distributions, with actual payment occurring as soon as practicable thereafter. In the case of a deferral until a specified date, the amount paid will equal the lesser of the following:

(a) the amount deferred; or

(b) the current value of the amount deferred determined as of the most recent Allocation Date preceding the date as of which distribution is made.

5.3  Method of Distribution.  Distribution under this Plan with respect to a short-term deferral and a deferral until a specified date shall be in a single payment in the form(s) determined pursuant to Section 5.4. Distribution under this Plan with respect to a deferral until Separation from Service may be made in any of the following forms elected by the Participant on his Bonus Deferral Election, subject to change pursuant to Section 5.1(c):

(a) Single payment in the form(s) determined pursuant to Section 5.4;

(b) Annual installments over five years; or

(c) Annual installments over ten years.

A Participant may elect a different method of distribution for a distribution upon a Change in Control than upon a Separation from Service. If a Participant does not make a timely election for the method of distribution, his method of distribution shall be a single payment in the form(s) determined pursuant to Section 5.4.

5.4  Form of Payment. All payments made pursuant to this Plan shall be in cash, except for amounts credited to the Ralcorp Holdings, Inc. Common Stock Fund, which shall be paid in Stock, subject in any case to the Committee’s discretion to change the form of payment.

5.5  Distribution Upon Death. If a Participant dies before commencing the payment of his Account, the unpaid Account balance shall be paid to a Participant’s designated Beneficiary in a single payment in the form(s) determined pursuant to Section 5.4 within sixty (60) days following the Participant’s date of death.

5.6  Designation of Beneficiary. A Participant shall designate a Beneficiary on a form to be supplied by the Committee. The Beneficiary designation may be changed by the Participant at any time, but any such change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by the Committee. In the event that the Committee receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. If the Committee does not have a valid Beneficiary designation of a Participant at the time of the Participant’s death, then the Participant’s beneficiary shall be the Participant’s estate.

ARTICLE VI

NON-ASSIGNABILITY

6.1  Non-Assignability. Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive his Account until his Account is actually distributed to a Participant or his Beneficiary. The portion of the Account which has not been distributed shall not be subject to attachment, garnishment or execution for the payment of any debts, judgments, alimony or separate maintenance and shall not be transferable by operation of law in the event of bankruptcy or insolvency of a Participant or a Participant’s Beneficiary.

ARTICLE VII

VESTING

7.1 Vesting. Each Participant shall be fully (100%) vested in his Account balance attributable to Bonus Deferral Elections at all times. Vesting with respect to Company Matching Contributions is described in Section 3.5.

ARTICLE VIII

AMENDMENT OR TERMINATION OF THE PLAN

8.1  Power to Amend Plan. The power to amend, modify or terminate this Plan at any time is reserved to the Committee, except that a Chief Executive Officer of the Company may make amendments to resolve ambiguities, supply omissions and cure defects, any amendments deemed necessary or desirable to comply with federal tax law or regulations to avoid adverse tax consequences, and any other amendments deemed necessary or desirable, which shall be reported to the Committee. Notwithstanding the foregoing, no amendment, modification or termination which would reasonably be considered to be adverse to a Participant or Beneficiary may apply to or affect the terms of any deferral of Compensation prior to the effective date of such amendment, modification or termination, without the consent of the participant or Beneficiary affected thereby. Any amendment made in accordance with this Section 8.1 is binding upon all Participants and their Beneficiaries, the Committee and all other parties in interest.

8.2  Distribution of Plan Benefits Upon Termination. Upon the full termination of the Plan, the Committee shall direct the distribution of the benefits of the Plan to the Participants in a manner that is consistent with and satisfies the provisions of Article V and Section 409A of the Code to the extent applicable.

8.3  When Amendments Take Effect.  A resolution amending or terminating the Plan becomes effective as of the date specified therein.

8.4  Restriction on Retroactive Amendments.  No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.

ARTICLE IX

PLAN ADMINISTRATION

9.1  Powers of the Committee. In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:

(a) to determine all questions relating to eligibility to participate in the Plan;

(b) to compute and certify to an appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;

(c) to maintain all records necessary for the administration of the Plan that are not maintained by any recordkeeper;

(d) to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;

(e) to establish and modify the method of accounting for the Plan;

(f) to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g) to perform any other acts necessary and proper for the administration of the Plan.

9.2  Indemnification

(a) Indemnification of Members of the Committee by the Company. The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.

(b) Liabilities for Which Members of the Committee are Indemnified. Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.

(c) Company’s Right to Settle Claims. The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.

9.3  Claims Procedure.  A Participant or Beneficiary or other person who feels he is entitled to a benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may make a claim, i.e., a request for benefits under this Plan, pursuant to the Committee’s procedures.

(a) Company Action. The Company shall, within 90 days after its receipt of such claim, make its determination. However, if special circumstances require an extension of time for processing the claim, the Company shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished, and shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim.

In the event the claim is denied, the Company shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in Subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his last known address, which statement shall contain the following:

(i) the specific reason or reasons for Adverse Benefit Determination;

(ii) a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;

(iii) a description of any additional material or information that is necessary for the Claimant to perfect the claim;

(iv) an explanation of why that material or information is necessary; and

(v) an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.

(b) Procedures for Appealing an Adverse Benefit Determination. Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his authorized representative, may request, in writing, that the Committee review his claim and may request to appear before the Committee for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he shall be barred and estopped from appealing the Company’s Adverse Benefit Determination. Any appeal shall be filed with the Committee at the address prescribed by the Committee, and it shall be considered filed on the date it is received by the addressee. In deciding any appeal, the Committee shall act in its capacity as a named Fiduciary.

The Claimant shall have the rights to:

(i) submit written comments, documents, records and other information relating to the claim for benefits;

(ii) request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his claim for benefits.

(c) Response on Appeal. Within 60 days after receipt by the Committee of a written application for review of a Claimant’s claim, the Committee shall notify the Claimant of its decision by delivery or by certified or registered mail to his last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee shall so notify the Claimant of its decision not later than 120 days after receipt of such application.

In the event the Committee’s decision on appeal is adverse to the Claimant, the Committee shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:

(i) the specific reason(s) for the Adverse Benefit Determination on Appeal;

(ii) reference to specific plan provisions on which the benefit determination is based;

(iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(d) Definition. As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.

(e) A Claimant may bring a legal action with respect to a claim only if (i) all procedures described above have been exhausted, and (ii) the action is commenced within ninety (90) days after a decision on review is furnished.

9.4  Expenses.All expenses of the Committee with respect to the Plan shall be paid by the Company.

9.5  Conclusiveness of Action. Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.

ARTICLE X

MISCELLANEOUS

10.1  Plan Not a Contract of Employment.  The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.

10.2  No Rights Under Plan Except as Set Forth Herein. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

10.3  Rules. The Committee shall have full and complete discretionary authority to construe and interpret provisions of the Plan. The Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions shall be uniformly applied to all Participants in similar circumstances.

10.4  Withholding of Taxes.The Committee shall cause taxes to be withheld from an Account distributed hereunder as required by law, and shall comply with all reporting requirements applicable to amounts deferred and distributed under this Plan.

10.5  Severability. If any provision of this Plan is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purposes of the parties in entering into this Plan.

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SIGNATURE PAGE

IN WITNESS WHEREOF, Ralcorp Holdings, Inc. has caused these presents to be executed by its duly authorized officer this _____ day of __________________.

RALCORP HOLDINGS, INC.

By: ___________________________________

Title:__________________________________

U.S. Department of Labor
Employee Benefits Security Administration
Top Hat Plan Exemption
200 Constitution Avenue NW, Suite N-1513
Washington, DC 20210

Re:  Notice of Plan of Deferred Compensation

Dear Sir/Madam:

Pursuant to DOL Regulation section 2520.104-23, the undersigned employer hereby files the following information with respect to its plan of deferred compensation:

1.   Name, address and federal EIN of employer:

Ralcorp Holdings, Inc.
800 Market Street, Suite 2900
St. Louis, Missouri 63101
43-1766315

2.   The employer maintains three plans of deferred compensation primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

3.   Number of employees covered by such plans: ____.

RALCORP HOLDINGS, INC.

By: ____________________________________